Hostess Brands, Inc. Announces Second Quarter 2020 Financial Results
Reports Meaningful Increase in Net Revenues; Financial Results Exceed Expectations
Voortman Business Provides Profit Accretion Ahead of Plan

KANSAS CITY, MO, August 5, 2020 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three and six months ended June 30, 2020.

“Growth in core Hostess® and Voortman® branded products and excellent execution on the integration of Voortman helped to propel second quarter financial results ahead of expectations,” commented Andy Callahan, the Company's President and Chief Executive Officer. “In a dynamic operating environment resulting from the on-going COVID-19 pandemic, we executed very well, supported by a strong team, our core competencies and nimble culture. We supported strong demand by collaboratively working with retail and distribution partners to adjust the nature and timing of our merchandising programs as we continued to advance our innovation pipeline to drive long-term growth. We are confident that we can leverage the Company's leading brands, category-leading distribution and agile operating network to satisfy evolving consumer behaviors and create an even stronger company in the future.”
Financial Highlights for the Second Quarter 2020 as Compared to the Prior Year Period1

•Net revenue was $256.2 million, an increase of 11.7%*. Adjusted net revenue was $263.0 million, an increase of 14.7%*, driven primarily by strong performance of recently acquired Voortman Cookies Limited (“Voortman”) and Hostess® branded sales, partially offset by lower private-label and other non-Hostess branded sales.
•Gross profit was $89.4 million, an increase of 10.5%*. Adjusted gross profit was $98.1 million, a 21.1%* increase due to the accretive margin expansion generated from the successful integration of Voortman ahead of expectations.
•Net income was $17.4 million, or $0.13 per diluted share, compared to $16.7 million, or $0.10 per diluted share, in the prior year period. Adjusted net income increased $5.1 million, or 21.2%, to $29.2 million, resulting in $0.22 adjusted EPS compared to $0.17 adjusted EPS in the prior year period. The increase in adjusted net income and adjusted EPS was primarily due to the accretion from the Voortman acquisition.
•Adjusted EBITDA was $65.1 million, or 24.8% of adjusted net revenue, an increase of 22.6%*. The increase was primarily driven by Voortman's adjusted EBITDA contribution.
•Cash and cash equivalents were $127.8 million as of June 30, 2020 with a proforma leverage ratio of 4.3x after factoring in the expected 2020 adjusted EBITDA contribution from Voortman.

*Excluding the In-Store Bakery business sold in 2019.

Operational Highlights for the Second Quarter 2020

•Executed meaningful changes to Hostess product mix and production schedules in response to dynamically changing consumer demands in order to achieve margin expansion in our base business.
•Completed key integration activities transitioning Voortman to the warehouse distribution model from a direct-store delivery model. Continue to expect transition costs of $25 million to $30 million, better than original expectations, and made meaningful progress against attainment of the $15 million of cost synergies target.
•Continued to implement heightened safety measures company-wide to protect employees.
•Point of sale increased 7.4% and market share was 19.3%, essentially flat, within the Sweet Baked Goods category. Hostess® branded point of sale of 9.2% was ahead of the category growth.

1This press release contains certain non-GAAP financial measures, including adjusted revenue, adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted net income, adjusted operating income, and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the second quarter of 2019. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13 week period ended June 27, 2020. All market data in this press release reflect the restatement of historical convenience channel data executed by Nielsen during 2020. The Company's proforma leverage ratio is net debt (total long-term debt less cash) divided by adjusted EBITDA (including $25.0 million of expected Voortman EBITDA less $1.2 million of ISB historical EBITDA).

2020 Outlook

The Company previously issued its full year 2020 guidance on February 26, 2020, which did not include the impact of COVID-19. Despite year-to-date results that have exceeded Company expectations, the Company's full 2020 Outlook remains suspended due to the dynamic operating environment and the high degree of uncertainty caused by the COVID-19 pandemic. However, assuming there are no significant disruptions to our supply chain or changes to consumer demand resulting from U.S. movement restrictions, we now expect the following consolidated financial results for the full year 2020:
•Adjusted EBITDA of $230 million to $240 million, including Voortman Adjusted EBITDA of $25 million to $30 million.
•Adjusted EPS of $0.70 to $0.75
•Leverage ratio of approximately 4x at the end of 2020

The Company reaffirms its long-term financial objectives of organic revenue growth, adjusted EBITDA margins and free cash flow conversion in the top-quartile of its peers.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the Tax Receivable Agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Second Quarter 2020 Compared to Second Quarter 20191
Net revenue was $256.2 million, an increase of 6.3%, or $15.1 million, compared to $241.1 million. Adjusting for the $6.8 million cost of obtaining warehouse space needed to facilitate the Voortman transition, adjusted net revenue was $263.0 million an increase of 14.7%*. The increase in adjusted net revenue was driven primarily by the acquisition of Voortman which contributed $30.4 million of adjusted net revenue. Sweet baked goods net revenue increased $3.3 million, primarily driven by higher volume of core Hostess® branded multi-pack products partially offset by lower sales of private label and non-Hostess branded products and lower sales of Hostess® branded single-serve products due to impacts of COVID-19 on consumer shopping habits.

Gross profit was $89.4 million, or 34.9% of net revenue, compared to $83.5 million, or 34.6% of net revenue. Excluding ISB, gross profit increased 10.5%. Adjusted gross profit was $98.1 million, or 37.3% of adjusted net revenue, compared to $83.5 million, or 34.6% of adjusted net revenue. Adjusted gross profit increased 21.1%* as a result of accretion from Voortman supported by achievement of synergies and higher operating efficiencies gained with increased volume, partially offset by negative product mix and higher operating costs due to COVID-19.
Operating costs and expenses were $54.8 million compared to $46.6 million. The increase was primarily attributed to costs related to the transition of Voortman's operations as well as Voortman's on-going operating costs, partially offset by prior-year charges for long-term incentive payments, remeasurement of the tax receivable agreement and an impairment of the In-store Bakery business.
The Company's effective tax rate was 24.0% compared to 35.2%. The Company recognized a discrete tax expense of $2.8 million in the prior year resulting from revaluing deferred tax balances based on changes in the estimated state apportionment factors and tax rates.
Net income was $17.4 million compared to $16.7 million and EPS was $0.13 per diluted share compared to $0.10 per diluted share. Adjusted net income was $29.2 million compared to $24.1 million and adjusted EPS was $0.22, compared to $0.17. Adjusted net income increased as a result of the higher volume and increase in gross profit noted above, partially offset by higher operating costs, depreciation, amortization and interest expense as a result of the Voortman acquisition.
Adjusted EBITDA was $65.1 million, or 24.8% of adjusted net revenue, compared to $55.1 million, or 22.9% of adjusted net revenue, an increase of $10.0 million, or 18.1%. Excluding the impact of ISB, adjusted EBITDA increased $12.0 million or 22.6%. The increase was primarily driven by approximately $9 million of adjusted EBITDA from Voortman.

Cash from operations for the six months ended June 30, 2020 was $60.7 million compared to $74.1 million for the same period last year. The decrease was primarily attributable to higher integration and transition costs.
*Excluding the In-Store Bakery business sold in 2019.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, August 5, 2020 at 4:30 p.m. EDT to discuss the results for the second quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, August 19, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13704985. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods in North America. The Hostess® brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

The Company has one reportable segment: Snacking (formerly referred to as Sweet Baked Goods, or “SBG”). The Snacking segment consists of sweet baked goods, cookies, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill®, Big Texas®, and Voortman® brands. Through August 30, 2019, we operated in two reportable segments: SBG and In-Store Bakery (“ISB”), which was sold. The In-Store Bakery segment consists of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores. The Company divested its In-Store Bakery segment's operations on August 30, 2019.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 to be filed today. The impact of COVID-19 may also exacerbate these risks, any of which could have a material effect on the Company. This situation is changing rapidly and additional impacts may arise that the Company is not aware of currently. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$127,779	$285,087
Accounts receivable, net	141,175	104,892
Inventories	51,782	47,608
Prepaids and other current assets	16,572	15,569
Total current assets	337,308	453,156
Property and equipment, net	281,144	242,384
Intangible assets, net	1,980,859	1,853,315
Goodwill	702,917	535,853
Other assets, net	17,395	12,993
Total assets	$3,319,623	$3,097,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,705	$11,883
Tax receivable agreement payments payable within one year	17,500	12,100
Accounts payable	67,169	68,566
Customer trade allowances	59,293	45,715
Accrued expenses and other current liabilities	45,366	21,661
Total current liabilities	203,033	159,925
Long-term debt and lease obligations	1,109,286	975,405
Tax receivable agreement obligations	126,208	126,096
Deferred tax liability	293,329	256,051
Other long-term liabilities	1,340	—
Total liabilities	1,733,196	1,517,477

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 124,408,614 and 122,108,086 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	12	12
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 6,301,285 and 8,409,834 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	1	1
Additional paid in capital	1,176,815	1,152,055
Accumulated other comprehensive loss	(11,034)	(756)
Retained earnings	352,998	334,480
Stockholders’ equity	1,518,792	1,485,792
Non-controlling interest	67,635	94,432
Total liabilities and stockholders’ equity	$3,319,623	$3,097,701

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net revenue	$256,226	$241,060	$499,711	$463,798
Cost of goods sold	166,852	157,610	331,000	305,160
Gross profit	89,374	83,450	168,711	158,638
Operating costs and expenses:
Advertising and marketing	11,158	10,696	21,221	19,559
Selling expense	12,378	8,310	30,498	16,830
General and administrative	24,153	19,276	49,348	36,747
Amortization of customer relationships	7,110	6,009	13,594	11,994
Business combination transaction costs	—	—	4,282	—
Other operating expense	—	2,278	27	517
Total operating costs and expenses	54,799	46,569	118,970	85,647
Operating income	34,575	36,881	49,741	72,991
Other expense:
Interest expense, net	10,580	10,302	22,305	20,538
Other expense	1,132	846	1,685	1,286
Total other expense	11,712	11,148	23,990	21,824
Income before income taxes	22,863	25,733	25,751	51,167
Income tax expense	5,493	9,064	5,741	7,886
Net income	17,370	16,669	20,010	43,281
Less: Net income attributable to the non-controlling interest	1,200	5,186	1,492	10,672
Net income attributable to Class A stockholders	$16,170	$11,483	$18,518	$32,609

Earnings per Class A share:
Basic	$0.13	$0.11	$0.15	$0.32
Diluted	$0.13	$0.10	$0.15	$0.31
Weighted-average shares outstanding:
Basic	123,638,723	105,072,322	123,381,190	102,618,951
Diluted	124,576,409	109,509,195	125,312,658	105,338,010

Results of Operations by Segment	Three Months Ended		Six Months Ended
(In thousands)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Revenue
Snacking	$256,226	$229,273	$499,711	$442,151
In-Store Bakery	—	11,787	—	21,647
	$256,226	$241,060	$499,711	$463,798
Gross Profit
Snacking	$89,374	$80,925	$168,711	$154,069
In-Store Bakery	—	2,525	—	4,569
	$89,374	$83,450	$168,711	$158,638

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Six Months Ended
	June 30, 2020	June 30, 2019
Operating activities
Net income	$20,010	$43,281
Depreciation and amortization	26,477	21,939
Impairment of property, goodwill and intangibles	—	1,005
Debt discount (premium) amortization	664	(536)
Tax receivable agreement remeasurement	—	(483)
Unrealized foreign exchange losses	996	—
Non-cash lease expense	641	—
Share-based compensation	4,503	4,780
Deferred taxes	3,973	5,637
Loss on sale of assets	128	—
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(11,320)	(22,508)
Inventories	4,135	(4,313)
Prepaids and other current assets	(1,091)	(1,661)
Accounts payable and accrued expenses	3,323	18,168
Customer trade allowances	8,242	8,755
Net cash provided by operating activities	60,681	74,064

Investing activities
Purchases of property and equipment	(23,376)	(15,398)
Acquisition of business, net of cash acquired	(318,427)	—
Acquisition and development of software assets	(3,402)	(2,907)
Net cash used in investing activities	(345,205)	(18,305)

Financing activities
Repayments of long-term debt and lease obligations	(5,584)	(5,056)
Proceeds from long-term debt origination, net of fees paid	136,888	—
Distributions to non-controlling interest	(1,977)	(4,916)
Tax payments related to issuance of shares to employees	(1,036)	(124)
Cash received from exercise of options and warrants	563	23
Payments on tax receivable agreement	(1,279)	(2,779)
Net cash provided by (used in) financing activities	127,575	(12,852)
Effect of exchange rate changes on cash and cash equivalents	(359)	—
Net increase (decrease) in cash and cash equivalents	(157,308)	42,907
Cash and cash equivalents at beginning of period	285,087	146,377
Cash and cash equivalents at end of period	$127,779	$189,284

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$21,885	$22,472
Net taxes paid (refunded)	$(577)	$1,815
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$1,542	$1,527

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net revenue, adjusted gross profit, adjusted operating income, adjusted net income, adjusted EBITDA and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended June 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$256,226	$89,374	$34,575	$17,370	$0.13
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	710	0.01
Acquisition, disposal and integration related costs (1)	6,821	6,943	12,360	12,360	0.09
COVID-19 Costs (2)	—	1,831	2,138	2,138	0.02
Other	—	—	(46)	381	—
Tax impact of adjustments	—	—	—	(3,722)	(0.03)
Adjusted Non-GAAP results	$263,047	$98,148	$49,027	29,237	$0.22

Income tax				9,215
Interest expense				10,580
Depreciation and amortization				13,656
Share-based compensation				2,425
Adjusted EBITDA				$65,113

(1) Acquisition, disposal and integration operating costs include $1.6 million of selling expenses and $3.9 million of general and administrative expenses on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.

	Three Months Ended June 30, 2019
	Net Revenue	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$241,060	$83,450	$36,881	$16,669	$0.10
Non-GAAP adjustments:
Special employee incentive compensation (1)	—	—	1,555	1,555	0.01
Facility transition costs (1)	—	—	816	816	0.01
Tax Receivable Agreement remeasurement	—	—	1,278	1,278	0.01
Impairment of property and equipment, intangible assets and goodwill	—	—	1,005	1,005	0.01
Other	—	—	—	840	0.01
Remeasurement of deferred taxes	—	—	—	2,823	0.03
Tax impact of adjustments	—	—	—	(928)	(0.01)
Adjusted Non-GAAP results	$241,060	$83,450	$41,535	$24,058	$0.17

Income tax				7,169
Interest expense				10,302
Depreciation and amortization				11,060
Share-based compensation				2,499
Adjusted EBITDA				$55,088

(1) Special employee incentive compensation and facility transition operating costs are included in general and administrative expenses on the consolidated statement of operations.

	Six Months Ended June 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$499,711	$168,711	$49,742	$20,010	$0.15
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	996	0.01
Acquisition, disposal and integration related costs (1)	6,821	7,963	27,446	27,301	0.21
Facility transition costs	—	3,681	5,711	5,711	0.04
COVID-19 Costs (2)	—	2,082	2,388	2,388	0.02
Other	—	—	(20)	674	—
Tax impact of adjustments	—	—	—	(9,236)	(0.07)
Adjusted Non-GAAP results	$506,532	$182,437	$85,267	$47,844	$0.36

Income tax				14,977
Interest expense				22,305
Depreciation and amortization				26,477
Share-based compensation				4,502
Adjusted EBITDA				$116,105

(1) Acquisition, disposal and integration operating costs include $8.0 million of selling expense, $7.2 million of general and administrative expenses and $4.3 million of business combination transaction costs on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.

	Six Months Ended June 30, 2019
	Net Revenue	Gross Profit	Operating Income	Net Income	Diluted EPS
GAAP Results	$463,798	$158,638	$72,991	$43,281	$0.31
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	—	—	—	1,563	0.01
Special employee incentive compensation (1)	—	33	1,877	1,910	0.01
Facility transition costs (1)	—	1,563	2,412	816	0.01
Tax Receivable Agreement remeasurement	—	—	(483)	(483)	(0.01)
Impairment of property and equipment, intangible assets and goodwill	—	—	1,005	1,005	0.01
Other	—	—	—	1,280	0.01
Remeasurement of deferred taxes	—	—	—	(3,224)	(0.03)
Tax impact of adjustments	—	—	—	(1,337)	(0.01)
Adjusted Non-GAAP results	$463,798	$160,234	$77,802	$44,811	$0.31

Income tax				12,447
Interest expense				20,538
Depreciation and amortization				21,939
Share-based compensation				4,780
Adjusted EBITDA				$104,515

(1) Special employee incentive compensation and facility transition operating costs are included general and administrative expenses on the consolidated statement of operations.